Exhibit No. 14
BUI, Inc.
Form 10-KSB
File No. 0-26917


March 16, 2000



Mr. George Brimhall
9211 North Martingale Road
Paradise Valley, AZ 85253



Dear George:

Thank you for your prompt and courteous response to our request for your consideration regarding the outstanding indebtedness of $1,050,000 (the "Note"). After discussing various issues and alternatives with the members of the Board, and with our financial advisors at Arthur Andersen & Company, I would like to suggest the following Counter Offer for you consideration:

buyersonline.com would agree to extend the Note until April 15th
2001, based on the following conditions:

     The rate of interest shall be 18% commencing April 15, 2000

     buyersonline.com can elect to pay the Note in full at any time with thirty (30) days prior written notice.

     George Brimhall can elect to convert the Note at any time during the term, or within thirty (30) days from the date of receiving notice of buyersonline.com's intent to pay the Note, whichever occurs first, in exchange for 350,000 shares of Common Stock in buyersonline.com

     buyersonline.com will agree to register said common shares, as soon as possible, in compliance with SEC filing and audit requirements, to remove any Rule 144 trading restrictions.

If you are in agreement, please sign in the space provided below and send a facsimile to my office. Thank you for you kind consideration.

Best regards,


Rod Smith
President
buyeronline.com

                                    George Brimhall



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